SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

JDN Realty Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

February 10, 2003

Dear JDN Realty Corporation Shareholder:

      In the next few days you will be receiving a revised proxy statement and a proxy card to vote on the proposed merger with Developers Diversified Realty Corporation (“DDR”). I am writing to personally ask that when you receive this mailing, you take a brief moment to vote your shares of JDN Realty Corporation common stock.

      While you may have already voted the shares you held on the previous record date of December 2, 2002, JDN has decided to reset the record date used to identify shareholders who are entitled to vote on the proposed merger to February 12, 2003, and adjourned its special meeting of shareholders until 9:00 a.m. (Eastern Time) on Thursday, March 13, 2003. Even if you have previously voted, we request that you take the time to return the new proxy card that will be sent to you.

      We have worked long and hard to implement a strategy for JDN that we believe maximizes shareholder value and we are firmly convinced that our pending merger with DDR will achieve this goal.

      Based on the proxies received from the original record date, JDN shareholders were strongly in favor of the transaction, with 61% of the outstanding JDN shares having submitted proxies in favor of the merger. Approximately 13% of the outstanding shares submitted proxies against the merger and, more importantly, approximately 26% of the outstanding shares had not yet submitted proxies. Approval of the proposed merger by the JDN shareholders requires the affirmative vote of two-thirds of the outstanding shares of common stock. So, please do not underestimate the importance of your vote. Failure to vote is effectively the same as a vote against the merger.

      Your Board of Directors conducted an extensive exploration of strategic alternatives, including approaching 37 potential investors, and unanimously concluded that a combination with DDR is in the best interests of the JDN shareholders. The transaction will provide JDN shareholders the opportunity to participate in the future growth of DDR and to benefit from the depth and breadth of DDR’s management team, extensive tenant relationships, development expertise and the additional financial flexibility offered by its strong balance sheet. DDR has a compelling track record of delivering value to shareholders over a long period of time, having doubled its share price since it went public 10 years ago.

      I cannot overemphasize the importance of your vote. If you have questions or need assistance voting your shares, please call Georgeson Shareholder toll-free at (866) 870-4476.

      Thank you in advance for voting promptly.

Respectfully,

Craig Macnab
President and Chief Executive Officer